NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS THIRD-QUARTER 2019 RESULTS
AUSTIN, TX, November 12, 2019 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, and multi-family and single-family residential real estate properties, real estate leasing, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast growing markets in Texas, today reported third-quarter 2019 results.
Highlights:
•Refinanced The Santal, a 448-unit, garden-style, multi-family project in Barton Creek. As previously announced, on September 30, 2019, Stratus closed a $75.0 million loan and used approximately $57.9 million of the proceeds to repay, in full, all outstanding Santal construction loans. The Santal is fully leased and stabilized.
•Sold four Amarra Drive Phase III lots for a total of $2.6 million. Since the end of third-quarter 2019, Stratus closed on the sale of one Amarra Drive Phase II lot and two Amarra Drive Phase III lots for a total of $2.2 million. As of November 8, 2019, eight Amarra Drive Phase III lots were under contract. Stratus expects to begin construction of four new Amarra Villas townhomes during fourth-quarter 2019.
•Construction of The Saint Mary, a 240-unit luxury garden-style apartment project in the Circle C community, is nearing completion. As of September 30, 2019, five of the nine buildings had been completed, and the first tenants took occupancy in July 2019. Two more buildings were completed in October 2019, and the last two buildings are expected to be completed by the end of November 2019.
•Stratus continues to explore various opportunities with respect to Block 21, a mixed-use development in downtown Austin, Texas, that contains the W Austin Hotel & Residences and office, retail and entertainment space, which may include, but are not limited to, a possible sale, recapitalization or other venture, subject to market conditions.

William H. Armstrong III, Chairman, President and Chief Executive Officer, stated, “We have continued to execute our full cycle development program throughout 2019, and specifically in the third quarter, we have achieved several milestones. As we announced during the quarter, we closed a $75.0 million loan to refinance The Santal. We believe the refinancing provided a tax efficient return of capital and allowed us to maintain ownership of a high-quality asset that we expect to appreciate in value over time. We also continue to explore opportunities related to our Block 21 property, including a possible sale or recapitalization. Meanwhile, we are pleased with the progress and development of our other properties, including leasing and occupancy rates, reflecting the strength of our portfolio and markets. Our progress and market conditions continue to provide a favorable outlook for Stratus and its shareholders.”

Third-Quarter 2019 Financial Results
Stratus reported a net loss attributable to common stockholders of $3.0 million, $0.36 per share, in third-quarter 2019, compared to a net loss attributable to common stockholders of $2.4 million, $0.29 per share, in third-quarter 2018. The increase in net loss attributable to common stockholders in third-quarter 2019, compared to third-quarter 2018, is primarily the result of higher interest expense related to higher average debt. Stratus' third-quarter 2019 revenues totaled $22.3 million, compared with $17.9 million for third-quarter 2018. The increase in revenues, and related increase in operating income, in third-quarter 2019 primarily reflects increased revenues associated with the commencement of leases at our recently completed properties and an increase in the number of events hosted and higher event attendance at ACL Live.
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $2.9 million in third-quarter 2019, compared to $1.4 million in third-quarter 2018. For a reconciliation of net loss attributable to common stockholders to Adjusted EBITDA, see the supplemental schedule on page VI of this press release, "Adjusted EBITDA," which is available on Stratus' website at stratusproperties.com.

Summary Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In Thousands, Except Per Share Amounts) (Unaudited)
Revenues
Real Estate Operations	$2,620	$2,108	$9,706	$10,297
Leasing Operations	5,243	3,040	13,744	7,851
Hotel	8,764	8,244	26,178	27,281
Entertainment	6,226	4,859	17,316	14,569
Corporate, eliminations and other	(598)	(328)	(1,267)	(1,000)
Total consolidated revenue	$22,255	$17,923	$65,677	$58,998

Operating income (loss)
Real Estate Operations	$211	$(236)	$3,331	$702
Leasing Operations	1,256	942	4,319	1,861
Hotel	930	719	2,979	3,745
Entertainment	1,063	314	3,171	1,548
Corporate, eliminations and other	(3,391)	(2,776)	(9,661)	(9,022)
Total consolidated operating income (loss)	$69	$(1,037)	$4,139	$(1,166)

Net loss attributable to common stockholders	$(2,960)	$(2,372)	$(4,487)	$(5,099)

Diluted net loss per share	$(0.36)	$(0.29)	$(0.55)	$(0.63)

Adjusted EBITDA	$2,880	$1,361	$6,987	$5,243

Capital expenditures and purchases and development of real estate properties	$9,287	$31,687	$60,033	$82,368

Diluted weighted-average shares of common stock outstanding	8,188	8,156	8,177	8,149

The increases in revenue and operating income from the Real Estate Operations segment in third-quarter 2019, compared to third-quarter 2018, primarily reflect more sales of developed properties in third-quarter 2019. During third-quarter 2019, Stratus sold four Amarra Drive Phase III lots for a total of $2.6 million, compared with the sales of one Amarra Drive Phase II lot and two Amarra Drive Phase III lots for a total of $2.0 million during third-quarter 2018. Since the end of third-quarter 2019, Stratus closed on the sale of one Amarra Drive Phase II lot and two Amarra Drive Phase III lots for a total of $2.2 million. As of November 8, 2019, eight Amarra Drive Phase III lots were under contract.

The increases in revenue and operating income from the Leasing Operations segment in third-quarter 2019, compared to third-quarter 2018, primarily reflect the commencement of new leases at The Santal, Lantana Place and Jones Crossing.

The increases in revenue and operating income from the Hotel segment in third-quarter 2019, compared to third-quarter 2018, are primarily a result of higher food and beverage sales and increased weekday group and transient business. Revenue per available room (RevPAR), which is calculated by dividing total room revenue by the average number of total rooms available, was $222 in third-quarter 2019, compared to $214 for third-quarter 2018. While Stratus remains optimistic about the long-term outlook of the W Austin Hotel based on increased office space growth downtown, continued population growth and increased tourism in the Austin market, a continued increase in competition resulting from the anticipated opening of additional hotel rooms in downtown Austin during the remainder of 2019 and throughout 2020 is expected to have an ongoing impact on Stratus' hotel revenues. Stratus continues to explore various opportunities with respect to Block 21, which may include, but are not limited to, a possible sale, recapitalization or other venture, subject to market conditions. There can be no assurance that any transaction will be pursued or consummated.

The increases in revenue and operating income from the Entertainment segment in third-quarter 2019, compared to third-quarter 2018, primarily reflect an increase in the number of events hosted and higher event attendance at ACL Live. ACL Live hosted 59 events and sold approximately 61 thousand tickets in third-quarter 2019, compared with 49 events and the sale of approximately 48 thousand tickets in third-quarter 2018. Additionally, 3TEN ACL Live, hosted 46 events and sold approximately 6 thousand tickets in third-quarter 2019, compared with 55 events and the sale of 5 thousand tickets in third-quarter 2018.

Debt and Liquidity
At September 30, 2019, consolidated debt totaled $367.4 million and consolidated cash totaled $32.5 million, compared with consolidated debt of $295.5 million and consolidated cash of $19.0 million at December 31, 2018.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $60.0 million for the first nine months of 2019, primarily for the development of Kingwood Place, The Saint Mary and Barton Creek properties, compared with $82.4 million for the first nine months of 2018, primarily related to the purchase of the Kingwood Place land and development of The Santal, Lantana Place, Jones Crossing and The Saint Mary.

On September 30, 2019, a Stratus subsidiary entered into a $75.0 million loan with ACRC Lender LLC to refinance The Santal construction loans. The new loan has a three-year primary term maturing on October 5, 2022, with the possibility of two 12-month extensions, subject to satisfying specified conditions. Interest on the loan is variable at LIBOR plus 2.85 percent with a 4.80 percent floor. Approximately $57.9 million of the proceeds were used to repay, in full, all outstanding existing Santal construction loans. Remaining proceeds after paying transaction costs, were approximately $16 million, inclusive of reserves presented in restricted cash. In October 2019, Stratus used $13.0 million of the net proceeds to reduce the outstanding balance on its Comerica Bank credit facility.
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Conference Call Information
Stratus will conduct an investor conference call to discuss its unaudited third-quarter 2019 financial and operating results today, November 12, 2019, at 11:00 a.m. Eastern Time. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access and (412) 902-6766 for international access. A replay of the conference call will be available at the conclusion of the call for five days by dialing (877) 344-7529 for domestic access and by dialing (412) 317-0088 for international access. Please use replay ID: 10135810. The replay will be available on Stratus' website at stratusproperties.com until November 17, 2019.
__________________________

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND REGULATION G DISCLOSURE.
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding projections or expectations related to the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize, or refinance properties, operational and financial performance, expectations regarding future cash flows, municipal utility district reimbursements for infrastructure costs, regulatory matters, leasing activities, estimated costs and timeframes for development and stabilization of properties, liquidity, tax rates, the impact of interest rate changes, capital expenditures, financing plans, possible joint venture, partnership, strategic relationships or other arrangements, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the sale of The Oaks at Lakeway in 2017, other plans and objectives of management for future operations and development projects, future dividend payments and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements.

Under Stratus’ loan agreements with Comerica Bank, Stratus is not permitted to pay dividends on common stock without Comerica Bank’s prior written consent. The declaration of dividends is at the discretion of Stratus’ Board of Directors (Board), subject to restrictions under Stratus’ loan agreements with Comerica Bank, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to enter into and maintain joint venture, partnership, strategic relationships or other arrangements, Stratus’ ability to effect its business strategy successfully, including its ability to sell properties at prices its Board considers acceptable, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize, or refinance properties, Stratus’ ability to obtain various entitlements and permits, a decrease in the demand for real estate in the Austin, Texas area and other select markets in Texas where Stratus operates, changes in economic, market and business conditions, reductions in discretionary spending by consumers and businesses, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, challenges associated with booking events and selling tickets and event cancellations at Stratus’ entertainment venues, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the 2017 sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers or tenants for its developments or such customers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, increases in interest rates and the phase out of the London Interbank Offered Rate, declines in the market value of Stratus’ assets, increases in operating costs, including real estate taxes and the cost of building materials and labor, changes in external perception of the W Austin Hotel, unanticipated issues experienced by the third-party operator of the W Austin Hotel, changes in consumer preferences, industry risks, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather-related risks, loss of key personnel, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (SEC).

This press release also includes Adjusted EBITDA, which is not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes this measure can be helpful to investors in evaluating its business. Adjusted EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. Adjusted EBITDA is intended to be a performance measure that should not be regarded as more meaningful than a GAAP measure. Other companies may calculate Adjusted EBITDA differently. As required by SEC Regulation G, a reconciliation of Stratus' net loss attributable to common stockholders to Adjusted EBITDA is included in the supplemental schedules of this press release.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019		2018
Revenues:
Real estate operations	$2,616	$2,100	$9,693		$10,273
Leasing operations	5,024	2,813	13,066		7,148
Hotel	8,696	8,172	25,983		27,087
Entertainment	5,919	4,838	16,935		14,490
Total revenues	22,255	17,923	65,677		58,998
Cost of sales:
Real estate operations	2,352	2,279	6,193	[a]	9,405
Leasing operations	2,491	1,227	7,077		3,732
Hotel	6,891	6,625	20,397		20,803
Entertainment	4,629	4,008	12,549		11,412
Depreciation	2,835	2,171	8,168		6,166
Total cost of sales	19,198	16,310	54,384		51,518
General and administrative expenses	3,025	2,650	9,143		8,646
Gain on sale of assets	(37)	—	(1,989)		—
Total	22,186	18,960	61,538		60,164
Operating income (loss)	69	(1,037)	4,139		(1,166)
Interest expense, net	(3,203)	(2,150)	(8,686)		(5,451)
(Loss) gain on interest rate derivative instruments	(9)	56	(191)		314
Loss on early extinguishment of debt	(231)	—	(247)		—
Other income, net	18	17	329	[b]	39
Loss before income taxes and equity in unconsolidated affiliates' (loss) income	(3,356)	(3,114)	(4,656)		(6,264)
Equity in unconsolidated affiliates' (loss) income	(7)	210	(20)		204
Benefit from income taxes	401	532	186		961
Loss from continuing operations	(2,962)	(2,372)	(4,490)		(5,099)
Total comprehensive loss attributable to noncontrolling interests in subsidiaries	2	—	3		—
Net loss and total comprehensive loss attributable to common stockholders	$(2,960)	$(2,372)	$(4,487)		$(5,099)

Basic and diluted net loss per share attributable to common stockholders	$(0.36)	$(0.29)	$(0.55)		$(0.63)

Basic and diluted weighted-average common shares outstanding	8,188	8,156	8,177		8,149

a.Includes $3.4 million of municipal utility district (MUD) reimbursements which were recorded as a reduction of cost of sales.
b.Includes $283 thousand of interest income associated with MUD reimbursements.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30, 2019		December 31, 2018
ASSETS
Cash and cash equivalents	$32,490		$19,004
Restricted cash	17,254		19,915
Real estate held for sale	16,894		16,396
Real estate under development	118,955		136,678
Land available for development	51,018		24,054
Real estate held for investment, net	290,650		253,074
Lease right-of-use assets	11,534	[a]	—
Deferred tax assets	12,387		11,834
Other assets	16,750		15,538
Total assets	$567,932		$496,493

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$15,888		$20,602
Accrued liabilities, including taxes	11,439		11,914
Debt	367,358		295,531
Lease liabilities	12,508	[a]	—
Deferred gain	8,165		9,270
Other liabilities	14,991		12,525
Total liabilities	430,349		349,842

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	93		93
Capital in excess of par value of common stock	186,516		186,256
Accumulated deficit	(45,590)		(41,103)
Common stock held in treasury	(21,509)		(21,260)
Total stockholders' equity	119,510		123,986
Noncontrolling interests in subsidiaries	18,073	[b]	22,665
Total equity	137,583		146,651
Total liabilities and equity	$567,932		$496,493

a.Effective January 1, 2019, Stratus adopted a new accounting standard that requires lessees to recognize most leases on the balance sheet.
b.Decrease primarily represents Stratus' purchase of H-E-B, L.P.'s interests in the New Caney partnership.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30,
	2019	2018
Cash flow from operating activities:
Net loss	$(4,490)	$(5,099)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	8,168	6,166
Cost of real estate sold	5,321	5,780
Gain on sale of assets	(1,989)	—
Loss (gain) on interest rate derivative contracts	191	(314)
Loss on early extinguishment of debt	247	—
Amortization of debt issuance costs and stock-based compensation	1,042	1,389
Equity in unconsolidated affiliates' loss (income)	20	(204)
Increase in deposits	645	1,242
Deferred income taxes	(553)	(1,081)
Purchases and development of real estate properties	(8,866)	(28,900)
MUD reimbursements applied to real estate under development	920	—
Increase in other assets	(3,529)	(2,965)
Decrease in accounts payable, accrued liabilities and other	(1,120)	(2,607)
Net cash used in operating activities	(3,993)	(26,593)

Cash flow from investing activities:
Capital expenditures	(51,167)	(53,468)
Proceeds from sale of assets	3,170	—
Payments on master lease obligations	(1,216)	(1,476)
Purchase of noncontrolling interest in consolidated subsidiary	(4,589)	—
Other, net	(10)	378
Net cash used in investing activities	(53,812)	(54,566)

Cash flow from financing activities:
Borrowings from credit facility	19,186	32,436
Payments on credit facility	(18,109)	(6,112)
Borrowings from project loans	133,278	50,062
Payments on project and term loans	(64,118)	(3,799)
Cash dividend paid for stock-based awards	(31)	—
Stock-based awards net payments	(234)	(203)
Noncontrolling interests contributions	—	17,650
Financing costs	(1,342)	(1,173)
Net cash provided by financing activities	68,630	88,861
Net increase in cash, cash equivalents and restricted cash	10,825	7,702
Cash, cash equivalents and restricted cash at beginning of year	38,919	39,390
Cash, cash equivalents and restricted cash at end of period	$49,744	$47,092

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.
The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (the Barton Creek community; the Circle C community, including a portion of The Saint Mary; the Lantana community, including a portion of Lantana Place still under development and vacant pad sites; and one condominium unit at the W Austin Hotel & Residences); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (a portion of Jones Crossing and vacant pad sites); in Killeen, Texas (vacant pad sites at West Killeen Market); and in Magnolia, Texas (Magnolia), Kingwood, Texas (a portion of Kingwood Place and vacant pad sites) and New Caney, Texas (New Caney), located in the greater Houston area.
The Leasing Operations segment includes the office and retail space at the W Austin Hotel & Residences, Barton Creek Village, The Santal, West Killeen Market in Killeen, Texas, and completed portions of The Saint Mary, Lantana Place, Jones Crossing and Kingwood Place.
The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences in downtown Austin, Texas.
The Entertainment segment includes ACL Live, a live music and entertainment venue, and 3TEN ACL Live, both located at the W Austin Hotel & Residences. In addition to hosting concerts and private events, ACL Live is the home of Austin City Limits, the longest running music series in American television history.
Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus' operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]	Leasing Operations		Hotel	Entertainment	Corporate, Eliminations and Other[b]	Total
Three Months Ended September 30, 2019:
Revenues:
Unaffiliated customers	$2,616	$5,024		$8,696	$5,919	$—	$22,255
Intersegment	4	219		68	307	(598)	—
Cost of sales, excluding depreciation	2,352	2,495		6,931	4,770	(185)	16,363
Depreciation	57	1,529		903	393	(47)	2,835
General and administrative expenses	—	—		—	—	3,025	3,025
Gain on sale of assets	—	(37)	[c]	—	—	—	(37)
Operating income (loss)	$211	$1,256		$930	$1,063	$(3,391)	$69
Capital expenditures and purchases and development of real estate properties	$3,110	$5,871		$294	$12	$—	$9,287
Total assets at September 30, 2019	225,912	193,878		98,062	43,855	6,225	567,932

Three Months Ended September 30, 2018:
Revenues:
Unaffiliated customers	$2,100	$2,813	$8,172	$4,838	$—	$17,923
Intersegment	8	227	72	21	(328)	—
Cost of sales, excluding depreciation	2,279	1,235	6,639	4,154	(168)	14,139
Depreciation	65	863	886	391	(34)	2,171
General and administrative expenses	—	—	—	—	2,650	2,650
Operating (loss) income	$(236)	$942	$719	$314	$(2,776)	$(1,037)
Capital expenditures and purchases and development of real estate properties	$21,201	$10,334	$128	$24	$—	$31,687
Total assets at September 30, 2018	183,857	157,706	102,069	36,377	8,047	488,056

IV

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS (continued)

	Real Estate Operations[a]		Leasing Operations		Hotel	Entertainment	Corporate, Eliminations and Other[b]	Total
Nine Months Ended September 30, 2019:
Revenues:
Unaffiliated customers	$9,693		$13,066		$25,983	$16,935	$—	$65,677
Intersegment	13		678		195	381	(1,267)	—
Cost of sales, excluding depreciation	6,193	[d]	7,090		20,497	12,962	(526)	46,216
Depreciation	182		4,324		2,702	1,183	(223)	8,168
General and administrative expenses	—		—		—	—	9,143	9,143
Gain on sale of assets	—		(1,989)	[c]	—	—	—	(1,989)
Operating income (loss)	$3,331		$4,319		$2,979	$3,171	$(9,661)	$4,139
Capital expenditures and purchases and development of real estate properties	$8,866		$50,482		$548	$137	$—	$60,033
MUD reimbursements applied to real estate under development[d]	920		—		—	—	—	920

Nine Months Ended September 30, 2018:
Revenues:
Unaffiliated customers	$10,273		$7,148	$27,087	$14,490	$—	$58,998
Intersegment	24		703	194	79	(1,000)	—
Cost of sales, excluding depreciation	9,405	[e]	3,756	20,861	11,850	(520)	45,352
Depreciation	190		2,234	2,675	1,171	(104)	6,166
General and administrative expenses	—		—	—	—	8,646	8,646
Operating income (loss)	$702		$1,861	$3,745	$1,548	$(9,022)	$(1,166)
Capital expenditures and purchases and development of real estate properties	$28,900		$52,619	$464	$385	$—	$82,368
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Relates to the first-quarter 2019 sale of a retail pad subject to a ground lease located in the Circle C community, including adjustments recorded in the second and third quarters of 2019.
d.Stratus received $4.6 million of bond proceeds related to MUD reimbursements of infrastructure costs incurred for development of Barton Creek. Of the total amount, Stratus recorded $0.9 million as a reduction of real estate under development on the consolidated balance sheets, and $3.4 million as a reduction in real estate cost of sales and $0.3 million in other income, net, in the consolidated statements of comprehensive loss.
e.Includes $0.4 million of reductions to cost of sales associated with collection of prior-years' assessments of properties in Barton Creek.

V

STRATUS PROPERTIES INC.
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED EBITDA

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies' recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that Stratus' presentation of Adjusted EBITDA affords them greater transparency in assessing its financial performance. This information differs from net income (loss) attributable to common stockholders determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus' net loss attributable to common stockholders to Adjusted EBITDA follows (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019		2018
Net loss attributable to common stockholders	$(2,960)	$(2,372)	$(4,487)		$(5,099)
Depreciation	2,835	2,171	8,168		6,166
Interest expense, net	3,203	2,150	8,686		5,451
Benefit from income taxes	(401)	(532)	(186)		(961)
Gain on sale of assets	(37)	—	(1,989)		—
MUD reimbursements	—	—	(3,643)	[a]	—
Loss (gain) on interest rate derivative instruments	9	(56)	191		(314)
Loss on early extinguishment of debt	231	—	247		—
Adjusted EBITDA	$2,880	$1,361	$6,987		$5,243
a.Includes $283 thousand of interest income.

VI